Crowe LLP
Independent Member Crowe Global
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Cleveland, Ohio 44114-2619
Tel +1 216 623 7500
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www.crowe.com
February 8, 2024

Office of the Chief Accountant
Securities and Exchange Commission
100 F Street, N. E.
Washington, D.C. 20549

Ladies and Gentlemen:

We have read the comments made regarding us in Item 4.01 of Form 8-K of Ohio Valley Banc Corp. dated February 8, 2024, as contained in the second, third, and fourth paragraph of Item 4.01, and are in agreement with those statements.

Crowe LLP
Cleveland, Ohio

cc:  Mr. Dave Thomas
       Audit Committee Chairman
       Ohio Valley Banc Corp.